UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Lightning eMotors, Inc.
(Name of Registrant as Specified in its Charter)

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Notice of Annual Stockholders’ Meeting and Proxy Statement	Friday, May 12, 2023 at 9 a.m. MDT

To be held at:
Corporate Offices
815 14th Street SW, Bldg. B
Loveland, CO 80537

815 14th Street SW, Suite A100
Loveland, Colorado 80537

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 12, 2023
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders, or the Annual Meeting, of Lightning eMotors, Inc., a Delaware corporation, or the Company, to be held on Friday, May 12, 2023, beginning at 9:00 a.m. Mountain Daylight Time at the Company’s offices located at 815 14th Street SW, Building B, Loveland, CO 80537, to consider and vote upon the following proposals:
1.To elect the two nominees for director, Diana Tremblay and Thaddeus Senko, to serve as Class III directors to hold office until the 2026 annual meeting of stockholders or until their respective successors are duly elected and qualified.
2.To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
The Board of Directors unanimously recommends a vote “For” each of the proposals.
The record date for the Annual Meeting is March 17, 2023. Only stockholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 12, 2023.

This notice, the accompanying proxy statement, our 2022 annual report on Form 10-K and proxy card are available electronically at www.cstproxy.com/lightningemotors/am2023.

Persons attending the Annual Meeting are cordially invited to join a complimentary tour of the Company’s facilities immediately following the meeting. For more information, please visit www.lightningemotors.com/notice-of-annual-meeting-of-stockholders/.
By order of the Board of Directors

Timothy Reeser
Chief Executive Officer
Loveland, Colorado
March 29, 2023

Your vote is important to us. Regardless of whether you plan to attend, we urge all stockholders to vote on the matters described in the accompanying proxy statement. We hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
The following are brief answers to certain questions that you may have regarding the Annual Meeting and the proposals being considered at the Annual Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Annual Meeting.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials because the Board of the Company is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about March 31, 2023 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The 2023 Annual Meeting will be held on Friday, May 12, 2023 at 9:00 a.m. Mountain Daylight Time, at the Company’s facilities located at the south-side entrance of 815 14th Street SW, Building B, Loveland, CO 80537. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Access to the meeting will be available beginning at 8:45 a.m. The meeting will begin promptly at 9:00 a.m. Mountain Daylight Time.
If your shares are held in the name of a bank, broker or other nominee and you plan to attend the 2023 Annual Meeting in person, you must bring proof of ownership, such as a legal proxy, your brokerage statement, the proxy card mailed to you by your bank, broker or other nominee, or other proof of ownership as of the record date to be admitted to the 2023 Annual Meeting. Even if you plan to attend the Annual Meeting, please vote your proxy through the Internet, by telephone or mark, date and sign the enclosed proxy card and return it as quickly as possible so that your vote will be counted if you later are unable to attend the Annual Meeting.
Persons attending the Annual Meeting are cordially invited to join a complimentary tour of the Company’s facilities immediately following the meeting. For more information please visit www.lightningemotors.com/notice-of-annual-meeting-of-stockholders/.
What am I voting on?
Stockholders are being asked to consider and vote upon the following proposals:

Proposal	Recommended Vote
PROPOSAL 1 - Election of Directors	FOR
To elect the two nominees for director, Diana Tremblay and Thaddeus Senko, to serve as Class III directors to hold office until the 2026 annual meeting of stockholders or until their respective successors are duly elected and qualified.

PROPOSAL 2 - Ratification of the Selection of Grant Thornton LLP	FOR
To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 17, 2023 will be entitled to vote at the Annual Meeting. On this record date, there were 113,048,444 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name: If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone or through the internet, or by returning a proxy that we may mail to you as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank: If your shares are held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in

“street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid legal proxy from your broker or other agent. Obtaining a legal proxy may take several days and stockholders are advised to register as far in advance as possible.
How do I vote?
You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in the following ways:
•In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive.
•Via the Internet. You may vote by proxy via the Internet by going to www.cstproxy.com/lightningemotors/am2023 and using the control number written on your proxy card to access your proxy electronically. Your telephone or internet vote must be received by 11:59 p.m. Eastern Time on May 11, 2023 to be counted.
•By Mail. You may vote by mail by filling out the proxy card that accompanies this proxy statement and sending it back in the envelope provided.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form containing voting instructions from that organization rather than from the Company. Simply follow the voting instructions in the voting instruction form to ensure that your vote is counted. To vote at the Annual Meeting in person, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank or contact your broker or bank to request a proxy form.
Holder under 401(k) Plans
If you are a company employee participating in the Company’s 401(k) plan, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to vote your shares. If you do not vote your shares, your vote will not be counted.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the meeting, your shares will not be voted. If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, your shares may constitute broker non-votes and your broker, bank or other agent will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as stockholder proposals, elections of directors, executive compensation and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, the election of directors, without your instructions, but may vote your shares on Proposal 2, the ratification of the audit firm, even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both director nominees and “For” the ratification of selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How do I ask questions during the Annual Meeting?
Stockholders may ask questions during the Annual Meeting. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits. Questions regarding personal matters or matters not relevant to the meeting will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional topics. The rules of conduct for the meeting, including the guidelines for submitting questions, the stockholder list and the proxy materials, will be available during the meeting.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
If you are a stockholder of record you can revoke your proxy at any time before the final vote at the meeting in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to the Company’s corporate secretary prior to or at the meeting.
•You may attend the Annual Meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Description	Vote required for approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes

1	Election of Directors	Plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “For” votes will be elected as Class III directors.	Not applicable	No	None
2	Ratification of Selection of Grant Thornton LLP	Majority of votes represented by shares present in person or represented by proxy and entitled to vote thereon	No effect	Yes	Brokers will be permitted to vote uninstructed shares

How does the Board of Directors recommend that I vote?
Our Board recommends that you vote “For” Proposal No. 1, the election of all nominees for director, and “For” Proposal No. 2, the ratification of Grant Thornton LLP as our independent registered accounting firm for the year ending December 31, 2023, as further described in this proxy statement.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of all outstanding shares entitled to vote are present in person, by remote communication or represented by proxy. On the record date, there were 113,048,444 shares outstanding and entitled to vote. Thus, the holders of 56,524,222 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Where can I find a list of stockholders entitled to vote at the Annual Meeting?
For the ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder of record for any purpose germane to the Annual Meeting at the Company’s principal executive offices upon appointment. Please contact the Company’s Secretary at c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80537 to set up an appointment.

PROPOSAL 1 - ELECTION OF DIRECTORS
Proposal 1 is to elect Diana Tremblay and Thaddeus Senko to serve as our Class III directors to serve until the 2026 annual meeting or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. The two nominees are currently Lightning directors who were elected by stockholders at the April 21, 2021 meeting of stockholders.
Our Board’s nomination and succession planning process is designed to provide for a highly independent, well-qualified Board, with the diversity, experience and background to be effective and to provide strong oversight. Our Board regularly evaluates the needs of the Company and adds new attributes, viewpoints and experiences to the Board as necessary to best position the Company to navigate through a constantly changing landscape.
Our Nominating and Corporate Governance Committee and our Board have determined that the director nominees possess a diverse and balanced mix of attributes, viewpoints and experiences to effectively oversee Lightning’s long-term business strategy. Biographical information about each nominee, as well as highlights of certain notable skills, qualifications, attributes and experiences that contributed to the nominee’s selection for election at our 2023 Annual Meeting, are included on the following pages.
Director and Director Nominees
As established by our Second Amended and Restated Certificate of Incorporation, our board is divided into three classes with staggered, three-year terms. Our Board currently consists of 7 directors:

Name	Age	Class	Director since	Current term expires
Timothy Reeser	52	Chief Executive Officer, President and Class I Director	2021 (1)	2024
Kenneth Jack	48	Class I Director	2021	2024
Robert Fenwick-Smith	60	Chairperson of the Board and Class II Director	2021 (1)	2025
Bruce Coventry	70	Class II Director	2021	2025
Wanda Jackson-Davis	54	Class II Director	2022	2025
Thaddeus Senko	67	Class III Director	2021	2023
Diana Tremblay	63	Class III Director	2021	2023
(1) Prior to the business combination, also a director of Lightning Systems, Inc.

Our Nominating and Corporate Governance Committee and our Board are keenly focused on ensuring that a wide range of backgrounds, attributes, viewpoints and experiences are represented on our Board. The chart below summarizes certain notable attributes and experiences of each director and director nominee and highlights the diverse and balanced mix of attributes and experiences of the Board as a whole. These represent some of the attributes that the Board considers as part of its ongoing director succession planning process and align with the needs of Lightning’s long-term business strategy. This high-level summary is not intended to be an exhaustive list of each director nominee’s contributions to the Board.

Qualifications and Experience	Fenwick-Smith	Tremblay	Reeser	Coventry	Jack	Jackson-Davis	Senko	Total
Executive leadership experience	●	●	●	●	●		●	6
Financial literacy	●	●	●		●		●	5
Private equity	●		●					2
Public board and governance experience		●		●			●	3
Automotive expertise	●	●	●	●	●	●	●	7
Technology and Innovation expertise	●		●	●	●			4
Global expertise	●	●		●		●	●	5
Manufacturing and/or supply chain expertise	●	●	●	●	●	●		6
Fleet management			●		●			2
Mergers & Acquisitions	●		●	●			●	4
Compliance and risk management		●					●	2
Cybersecurity				●			●	2
Compensation, benefits and talent management		●						1
Additionally, all directors are expected to possess personal traits such as candor, integrity and professionalism and must be able to commit significant time to the Company’s oversight.
Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Nominating and Corporate Governance Committee and our Board.
Required vote and Board recommendation
The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors. Votes withheld and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE.
Director Biographies and Qualifications
Below are the biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the director should be serving as a director of the Company.

Nominees for Election to Class III with a Three-Year Term Ending with the 2026 Annual Meeting

Diana Tremblay
Lead Independent Director
Age: 63	Committees:
Compensation (Chair)
Finance & Investment
Audit
Business Experience:
Ms. Tremblay retired from General Motors Company, a multinational motor vehicle manufacturer and distributor (NYSE: GM), in September 2017. She had been with GM since 1977, and during her tenure, she held a variety of positions in engineering, manufacturing and labor relations, including direct operational responsibility for over 50,000 employees. From July 2013 until her retirement, Ms. Tremblay served as Vice President of Global Business Services, where she was charged with streamlining administrative processes around the world to improve service quality, reduce complexity, and achieve cost efficiencies in such areas as finance, human resources, real estate, purchasing, asset management and master data. From December 2009 to July 2013, Ms. Tremblay held the position of Vice President of Manufacturing at GM.
Education:
•Bachelor of Science in Industrial Administration from Kettering University (formerly General Motors Institute)
•Master of Science in Management from Massachusetts Institute of Technology

Select Other Current Board Memberships:	Key Skills and Qualifications:
Itron, Inc. (Nasdaq: ITRI) since 2015, Chair of the Board	Executive leadership experience
Financial literacy
Public board and governance experience
Compensation, benefits and talent management
Global expertise
Automotive expertise
Manufacturing and/or supply chain expertise

Thaddeus Senko
Director, Audit Committee Financial Expert
Age: 67	Committees:
Audit (Chair)
Finance & Investment
Business Experience:
Mr. Senko is a retired partner from KPMG LLP, where he spent over 39 years providing enterprise risk management, compliance and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years, Global Engagement Partner and Client Services Partner for seven years and Global Leader of the ESG practice for two years. Mr. Senko currently serves as a member of the board of directors and chair of the audit committee of Autoliv Inc.’s (NYSE:ALV), a supplier of automotive safety systems since 2018. In August 2021, Mr.

Senko joined the board of directors, serving as chair of the audit committee, of USA Rare Earth LLC, a private company. Previously, Mr. Senko served on the board of directors of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the audit and finance committee and serving on the executive and university advancement committee. Mr. Senko continues to serve on the university’s Business Advisory Council.
Education:
•Bachelor of Science in Business Administration from Duquesne University

Select Other Current Board Memberships:	Key Skills and Qualifications:
Autoliv, Inc. (NYSE: ALV) since March 2018	Executive leadership experience
USA Rare Earth LLC since August 2021	Financial literacy
Public board and governance experience
Automotive expertise
Global expertise
Mergers & Acquisitions
Compliance and risk management
Cybersecurity

Class I Directors Continuing in Office Until the 2024 Annual Meeting

Kenneth Jack
Director
Age: 48	Committees:
Audit
Nominating and Corporate Governance
Business Experience:
Mr. Jack has served as Vice President of Verizon Communications Inc., leading fleet, mobility and supporting logistical services across the United States for its wholly owned subsidiaries since 2011. From 2006 through 2011, Mr. Jack served as General Manager of Consolidated Edison, Inc., where he was responsible for the acquisition, maintenance and operation of the specialized fleet of equipment operated by its wholly owned subsidiaries, Consolidated Edison Co. of New York and Orange & Rockland Utilities, as well as general management of its shared-services organization. From June 2020 through January 2023, Mr. Jack served on the Electric Vehicle Vision Advisory Board Of General Motors, Inc. From 1994 through 2006, Mr. Jack held various positions relating to maintenance, supply chain and utility infrastructure planning.
Education:
•Bachelor of Science in Mechanical Engineering from New York University
•MBA from Columbia University

Select Other Current Board Memberships:	Key Skills and Qualifications:
NAFA Fleet Management Association since February 2021	Executive leadership experience
Wex, Inc. Advisory Board since September 2018	Financial literacy
Automotive expertise
Technology and innovation expertise
Manufacturing and/or supply chain expertise

Timothy Reeser
Chief Executive Officer, President and Director
Age: 52
Business Experience:
Mr. Reeser founded Lightning eMotors (founded under the name Lightning Hybrids in October 2008). Since October 2012, he has served as Lightning Systems’ Chief Executive Officer. He continues in this role at Lightning eMotors today and has also served as a member of the Board of Directors since the inception of Lightning Hybrids, and now Lightning eMotors, since the closing of the business combination on May 6, 2021. Mr. Reeser has also served as Managing Partner of Aravaipa Ventures from August 2011 to present. From January 2009 through October 2012, Mr. Reeser served as Vice President of CSU Ventures, the tech transfer arm of Colorado State University. Mr. Reeser has been a senior technology executive, entrepreneur and venture investor in the transportation technology, clean tech and software space for over 25 years. He is adept at building international executive management teams and growing companies organically and through mergers and acquisitions.
Education:
•Bachelor of Science in Mechanical Engineering from Colorado State University

Key Skills and Qualifications:
Executive leadership experience	Automotive expertise
Financial literacy	Technology and innovation expertise
Private equity	Manufacturing and/or supply chain expertise
Mergers & Acquisitions

Class II Directors Continuing in Office Until the 2025 Annual Meeting

Bruce Coventry

Bruce Coventry
Director
Age: 70	Committees:
Nominating and Corporate Governance (Chair)
Compensation
Business Experience:
Mr. Coventry is currently the President of Coventry Consulting Group, an automotive consultancy focused on integrating technology-based startups into the complex processes of Global Automotive OEMs. Mr. Coventry has also served as a senior advisor to GigCapital Global, a leading automotive technology and business advisory board since the first quarter of 2020. Between March 2017 and December 2020, Mr. Coventry was managing partner of Motormindz, an automotive consulting group. From November 2015 to December 2016, Mr. Coventry was Chief Operating Officer of Android Industries, a private equity owned and world’s largest assembler of automotive complex subassemblies and modules. Mr. Coventry has been a member of the board of directors of Canada Carbon Inc. (TSX.V: CCB), a natural resources company focused on the acquisition and development of graphite properties throughout Canada since August 2012. Mr. Coventry also served as Chair of the board of directors of TowerSec Inc., an automotive cybersecurity software company that is a leading global solution vendor, specializing in delivering on-board cyber security software products to OEMs, suppliers and the aftermarket telematics manufacturers, beginning in August 2013 until the company’s acquisition by Harman International Industries, Incorporated (at the time, a NYSE listed company) in March 2016. Mr. Coventry also currently serves on the Board of Trustees of Kettering University (formerly General Motors Institute), a position that he has held since 2001. Mr. Coventry has also run a Global Engine Joint Venture initiative for Chrysler, Hyundai and Mitsubishi, and previously served as President of Chrysler’s Global Electric Motorcar.
Education:
•Bachelor of Science in Engineering and Manufacturing Management/Industrial Management from Kettering University
•MBA, International Business from Michigan State University

Select Other Current Board Memberships:	Key Skills and Qualifications:
Canada Carbon Inc. since August 2012	Executive leadership experience
Kettering University Trustee since 2001	Public board and governance experience
Automotive expertise
Technology and innovation expertise
Manufacturing and/or supply chain expertise
Global expertise
Mergers & Acquisitions
Cybersecurity

Robert Fenwick-Smith
Chairperson of the Board
Age: 60	Committees:
Finance and Investment (Chair)
Business Experience:
Mr. Fenwick-Smith has served as our Chair of the Board of Directors since October 7, 2021. Prior to that, he served as Co-Chair of the Board of Directors. From 2010 through the closing of the business combination on May 6, 2021, he served as Lightning Systems’ Chair of the Board of Directors. From February 2020 through December 2020, Mr. Fenwick-Smith served as Lightning Systems’ interim Chief Financial Officer. Mr. Fenwick-Smith founded Aravaipa Ventures in January 2008 and has served as senior managing director of Aravaipa Ventures since its inception. Mr. Fenwick-Smith has served as a member of the board of directors of Sionic Energy, Inc., a lithium-ion battery company, from 2021 to present; Clear Comfort Water, Inc., an industrial water treatment technology company, from 2014 to present; Bolder Industries, Inc., a sustainable rubber and plastic solutions company, from 2014 to present; and Silver Bullet Water Treatment, Inc., a water management company, from 2011 to present. Prior to founding Aravaipa Ventures, Mr. Fenwick-Smith worked in private equity in Europe for 20 years, during which time his primary activity was serving as a founder and Chief Executive Officer of the Romaco Group from 1991 through 2002.
Education:
•Bachelor in Economics from Lausanne University (Switzerland)
•MBA from Harvard Business School

Select Other Current Board Memberships:	Key Skills and Qualifications:
Sionic Energy, Inc. since 2021	Executive leadership experience
Clear Comfort Water, Inc. since 2014	Financial literacy
Bolder Industries, Inc. since 2014	Private equity
Silver Bullet Water Treatment, Inc. since 2011	Automotive expertise
Technology and innovation expertise
Global expertise
Mergers & Acquisitions
Manufacturing and/or supply chain expertise

Wanda Jackson-Davis
Director
Age: 54	Committees:
Nominating and Corporate Governance
Compensation
Business Experience:
Ms. Jackson-Davis currently serves as Vice President, Sourcing and Procurement with McKesson Corporation, a global leader in health care supplies, retail pharmacy, and pharmaceutical distribution since August 2022. Previously, she was Senior Vice President of Procurement for Dematic, Inc. from October 2019 to August 2022. Prior to that, from November 2014 to October 2019, Ms. Jackson-Davis served as the Vice President of Supply Chain and Supply Chain Leader for ABB, Inc. Ms. Jackson-Davis also served for approximately seven years as a purchasing manager for Ford Motor Company.
Education:
•Bachelor of Arts in Supply Chain Management from Michigan State University
•MBA from Emory University
•Certified Professional in Supply Chain Management (CPSM) from the Institute of Supply Management
•Certified Professional in Supplier Diversity (CPSD) from the Institute of Supply Management

Key Skills and Qualifications:
Automotive expertise
Global expertise
Manufacturing and/or supply chain expertise
Diversity and inclusion

COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has four standing committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; and a Finance and Investment Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. Our Board has adopted written charters for each of its committees, which can be found in the “Investors” section of our corporate website under “Governance” at www.ir.lightningemotors.com. In addition to the number of meetings referenced below, the committees also took actions by unanimous written consent. The Board may also convene additional committees as necessary and in accordance with our organizational documents.
The table below indicates the current members of each standing committee:

	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
Thaddeus Senko	Chair			Member
Diana Tremblay	Member	Chair		Member
Bruce Coventry		Member	Chair
Robert Fenwick-Smith				Chair
Kenneth Jack	Member		Member
Wanda Jackson-Davis		Member	Member

Below is a description of each standing committee of the Board.
Audit Committee
Our Audit Committee currently consists of Mr. Senko, Ms. Tremblay, and Mr. Jack, each of whom qualifies as an independent director according to the rules and regulations of the NYSE with respect to Audit Committee membership. Mr. Senko serves as chairman of our Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Senko qualifies as an “audit committee financial expert” as defined in applicable SEC rules. During 2022, the Audit Committee met five times.
Our Audit Committee is responsible for, among other matters:
•appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (the “independent auditor”);
•establishing policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which will include pre-approval of such services;
•meeting to review and discuss with management and the independent auditor the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by applicable Public Company Accounting Oversight Board (PCAOB) standards and the specific disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings;
•recommending to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s annual report on Form 10-K;
•receiving from and discussing with management reports on the Company’s programs for assessing and managing risk, and oversee the management of risks related to financial reporting, environmental and litigation matters, safety, and compliance;
•reviewing with the CEO, CFO, senior internal audit executive and independent auditor the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures;
•overseeing the Company’s Related Party Transaction Policy and Procedures, approving or ratifying certain transactions as prescribed by the policy, and overseeing procedures for administering and promoting compliance with the policy;
•overseeing, making recommendations with respect to modifications of and reviewing any requested waivers of, the Company’s Code of Business Conduct and Ethics;
•overseeing the Company’s compliance program with respect to legal and regulatory requirements; and
•establishing: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or federal securities law matters; (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing, or federal securities law matters; and (c) reporting procedures regarding significant cases of alleged employee conflicts of interest, ethical violations, misconduct, or fraud.
Compensation Committee
Our Compensation Committee currently consists of Ms. Tremblay, Mr. Coventry, and Ms. Jackson-Davis, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Tremblay serves as chairperson of the Compensation Committee. Mr. Senko served on the Compensation Committee until September 26, 2022, when Ms. Jackson-Davis was appointed to the Committee. During 2022, the Compensation Committee retained FW Cook as an independent compensation consultant to assist and advise the Compensation Committee to conduct a competitive review of executive compensation and advise the Compensation Committee on other compensation related matters. During 2022, the Compensation Committee met five times.
The Compensation Committee is responsible for, among other matters:
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and together with other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation;
•reviewing and referring to the Board for approval the compensation of the Company’s other elected executives and other executives determined by the Compensation Committee or the Board;
•reviewing and making recommendations to the Board regarding employment agreements, severance arrangements and change in control plans or provisions for the Chief Executive Officer, elected executives of the Company, and other executives determined by the Compensation Committee or the Board;
•reviewing compliance by the Chief Executive Officer and executive officers with the Company’s stock ownership requirements;
•overseeing the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and annually reviewing the results of this assessment; reviewing and making recommendations to the Board regarding any new long-term incentive compensation or equity-based plans and amendments to existing long-term incentive compensation or equity-based plans that require such approval;

•granting awards and approving payments, where applicable, under the Company’s long-term incentive compensation plans and equity-based plans; and
•assessing whether any performance objectives which may be established in connection with long-term incentive compensation plans are consistent with the Company’s financial and strategic plans and objectives.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mr. Coventry, serving as the chairperson, Mr. Jack, and Ms. Jackson-Davis. Ms. Tremblay served as a member of the Nominating and Corporate Governance Committee until September 26, 2022, when Ms. Jackson-Davis was appointed to the Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and corporate governance committee membership. During 2022, the Nominating and Corporate Governance Committee met five times.
The Nominating and Corporate Governance Committee is responsible for, among other matters:
•developing and recommending to our Board the criteria for identifying and evaluating candidates for the Board, including standards for assessing independence;
•identifying and recruiting qualified director candidates for the Board and reviewing such director candidates as appropriate, including pursuant to any committee policy with regard to the consideration of director candidates recommended by the shareholders of the Company;
•reviewing annually the Corporate Governance Guidelines and recommending changes to the Board as appropriate;
•overseeing the Company’s Code of Business Conduct and Ethics, making recommendations to the Board with respect to modifications of the code, and overseeing procedures for administering and promoting compliance with the code, including any reports to be submitted to the Chair of the Nominating and Corporate Governance Committee;
•establishing and maintaining procedures for the conduct of executive sessions of the independent directors;
•overseeing the Company’s process for evaluation of senior management;
•overseeing the annual self-evaluation by the Board of Directors and its committees;
•reviewing the Company’s orientation program for new members of the Board and continuing education programs provided to directors to assist them in performing their Board responsibilities; and
•evaluating the performance of the Nominating and Corporate Governance Committee and assessing the adequacy of the its charter on an annual basis and making reports thereon to the Board.
Finance and Investment Committee
Our Finance and Investment Committee currently consists of Mr. Fenwick-Smith, serving as the chairperson, Mr. Senko and Ms. Tremblay (since September 26, 2022). During 2022, the Finance and Investment Committee met eight times.
The Finance and Investment Committee is responsible for, among other matters:
•reviewing and recommending to the Board overall investment policy and guidelines, including asset allocation ranges;
•reviewing and evaluating the amounts, timing, types and terms of any debt, equity and debt or equity-related offerings;
•reviewing and making recommendations to the Board regarding strategic investments; and
•reviewing and making recommendations to the Board on all capital-related issues, capital structure, financial position, balance sheet and cash flow.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
During 2022, the Board met nine times. Each Board member attended 75% or more of the aggregate number of meetings of the Board, and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. We do not have a formal policy requiring our Board members to attend the annual meetings of stockholders, although directors are encouraged to attend annual meetings. In accordance with NYSE listing standards, the Board typically holds an executive session of independent directors chaired by the Lead Independent Director as part of their regular meetings of the Board.
Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which can be found in the “Investors” section of our corporate website under “Governance” at www.ir.lightningemotors.com. The corporate governance guidelines describe our corporate governance practices and address corporate governance areas such as Board composition and responsibilities, compensation of directors and executive succession planning.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics is posted on our website under “Governance” at www.ir.lightningemotors.com. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Insider Trading and Anti-Hedging Policy
Our Board has adopted a Insider Trading Policy, which applies to all our directors, officers and employees. The policy contains restrictions on transactions in our stock by our directors, officers and employees and requires that certain trades by directors, officers and senior management be pre-cleared and may only occur during a permitted period based, among others, on the timing of the release of our quarterly or annual financial results. We also consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities. Our policy has restrictions on short-term trading, short sales, publicly traded options, hedging transactions and margin accounts and pledges.
Director Independence
Our corporate governance guidelines provide that an independent director is a director who meets the NYSE definition of independence, as determined by the Board. Under the NYSE rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations/corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that compensation committee members satisfy independence criteria set forth in Rule 10C-2 under the Exchange Act and related NYSE rules.
In making a determination of whether a director has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, the Board considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.
Consistent with these considerations, the Board has affirmatively determined that Ms. Tremblay, Ms. Jackson-Davis, Mr. Coventry, Mr. Senko and Mr. Jack are independent within the meaning of the Exchange Act and NYSE rules.
Related Person Transactions
Policy and Procedures for Related Party Transactions
Our code of business conduct and ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board (or the Audit Committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
Our Board has adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Chief Legal Officer will present to the Audit Committee any new transactions involving related persons and proposed transactions involving related persons, including such transactions in which the amount involved exceeds $5,000. The Audit Committee is responsible for reviewing and approving such related party transactions and considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Audit Committee will not approve or ratify a related person transaction unless it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. All of the transactions described below were entered into prior to the adoption of the Company’s written related party transaction policy, but were approved by the applicable Board or committee considering similar factors to those described above.

Convertible Notes
In February 2020, Lightning Systems borrowed $3.0 million in the aggregate under two convertible note payable agreements ($1.8 million from BP Technology Ventures Inc. and $1.2 million from Rosella Holdings Limited). These convertible notes bore interest at 8% and were subject to certain covenants. In May 2020, these notes were subject to a mandatory redemption in connection with a qualified equity offering of $3.0 million by Lightning Systems, resulting in a conversion into 2,118,819 Lightning Systems Series C preferred shares at a weighted average conversion price of $1.42 per share. In connection with the redemption, Lightning Systems issued short and long-term warrants, exercisable into 3,614,457 and 831,326 Lightning Systems Series C preferred shares, respectively, at the conversion price of $1.66 per share. As a result of the Business Combination, the warrants were converted to Common Stock based on the exchange ratio of approximately 0.9406 shares.
In August and September 2020, Lightning Systems borrowed approximately $9.7 million in the aggregate under convertible note purchase agreements, including $1.65 million from BP Technology Ventures Inc. and $500,000 from an affiliate of Rosella Holdings Limited. These convertible notes bore interest at 8%. Interest was payable monthly, with principal and unpaid interest due June 30, 2021. The notes were convertible into 5,830,723 shares of Lightning Systems Series C preferred shares at the conversion price of $1.66 per share. As a result of the Business Combination, these convertible notes were converted to Lightning Systems Series C preferred shares, which converted into Common Stock based on the exchange ratio of approximately 0.9406 shares.
Registration Rights and Lock-up Agreement
On May 6, 2021, in connection with the closing of the Business Combination, we and certain of our stockholders (the “Holders”) entered into a Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Registration Rights and Lock-up Agreement, we were obligated to file a registration statement to register the resale of certain shares of Common Stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-up Agreement and subject to certain requirements and customary conditions, the Holders may demand at any time or from time to time, that we file a registration statement on Form S-1 or Form S-3 to register certain shares of Common Stock held by such Holders. The Registration Rights and Lock-up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-up Agreement further provides that, subject to certain exceptions, each of the Holders will not transfer any shares of Common Stock beneficially owned or owned of record by such the Holders until the earlier of (i) 180 days after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of our board of directors, such lock-up period may end earlier than as provided therein upon written notice to the Holders. This lock-up period ended on November 2, 2021, 180 days after the Closing.
Arrangements or Understandings between our Executive Officers or Directors and Others
There are no arrangements or understandings between our executive officers or directors and any other person pursuant to which he or she was or is to be selected as a director or officer.
Involvement in Legal Proceedings
We are not aware of any of our directors or executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.
Leadership Structure of the Board
Our amended and restated bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer. Mr. Reeser currently serves as our Chief Executive Officer and Mr. Fenwick-Smith currently serves as our Chair of the Board. In addition, the Board has appointed Ms. Tremblay as Lead Independent Director. The Board has concluded that our current leadership structure is appropriate at this time. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business operations and strategy, while allowing our Chair of the Board to lead the Board in its role of providing advice to, and independent oversight of, management. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of the Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Board Nominations and Director Nomination Process
The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between the annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate potential candidates. Consideration of candidates typically involves a series of internal discussions, review of candidate information and interviews with selected candidates. The Nominating and Corporate Governance Committee will consider the candidate against the criteria further discussed below under “Board Diversity,” in the context of the Board’s then-current composition and the needs of the Board and its committees and will ultimately recommend qualified candidates for election to the Board. Though the Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, the Nominating and Corporate Governance Committee generally expects to evaluate any such candidates in the same manner by which it evaluates director candidates recommended by other sources.
Board Diversity
Our Nominating and Corporate Governance Committee from time to time considers and makes recommendations regarding the composition and size of the Board and determine the relevant criteria (including any minimum qualifications) for Board membership, including but not limited to issues of character, integrity, judgment, diversity and inclusion (including gender, nationality, ethnicity and age), independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business and other commitments.
Communications from Stockholders and Other Interested Persons
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to: Chief Legal Officer c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80537, or through an external service provider as described in our code of business conduct, which is available on our website under “Governance” at www.ir.lightningemotors.com.
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested persons, and will respond if and as appropriate. Our corporate secretary is primarily responsible for monitoring communications and for providing copies or summaries to the Board and/or individual directors as he considers appropriate. If you wish to communicate with the Board, you may send your communication in writing to: Corporate Secretary, c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80537. Please include your name and address in the communication.

DIRECTOR COMPENSATION
Non-employee directors are compensated for their service on the Board as described below. Directors who are employees of the Company receive no additional compensation for serving as directors.
Annual Compensation
Every year, our Board reviews the competitiveness of our compensation program for non-employee directors. Based on the results of a competitive analysis, supported by the Board’s independent compensation consultant, FW Cook, and upon the recommendation of the Compensation Committee, in 2022 the Board decided to maintain the current annual cash retainer of $50,000 and current annual equity retainer of $120,000.
Under the non-employee director compensation program, our non-employee directors are eligible to receive cash compensation for their services on the Board and respective committees as follows:
•Each non-employee director receives an annual cash retainer in the amount of $50,000 per year.
•The Chair of the Board receives an additional cash retainer of $50,000 per year.
•The Lead Independent Director receives an additional cash retainer in the amount of $25,000 per year.
•The Chair of the Audit Committee receives additional cash compensation in the amount of $20,000 per year. Each non-Chair member of the Audit Committee receives additional cash compensation in the amount of $10,000 per year.
•The Chair of the Compensation Committee and the Chair of the Finance and Investment Committee each receives additional cash compensation in the amount of $15,000 per year. Each non-Chair member of the Compensation Committee or the Finance and Investment Committee receives additional cash compensation in the amount of $7,500 per year.
•The Chair of each of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $10,000 per year. Each non-Chair member of each of the Nominating and Corporate Governance Committee receives additional cash compensation in the amount of $5,000 per year.
The $120,000 annual equity retainer is provided in restricted stock units of Lightning common stock, calculated by dividing the dollar amount by the 30-day trading average directly preceding the grant date, and vests quarterly over one year, subject to continuous service. The annual equity retainer is typically granted following the annual stockholders meeting. For 2022, it was granted on August 5, 2022, for all directors other than Ms. Jackson-Davis, who joined the Board on September 26, 2022, and whose pro-rated award was granted on October 5, 2022.
Directors are reimbursed for expenses incurred to attend Board and committee meetings. Directors do not receive any meeting fees and do not have a retirement plan or receive any benefits such as life or medical insurance.
Initial Equity Grant
Each newly appointed non-employee director receives a one-time grant of $120,000 in restricted stock units when he or she joins the Board. These units vest annually over three years.
Governance features
Our compensation program for non-employee directors operates with the following market-leading governance features:
Shareholder-Approved Cap on Pay. In 2021, our stockholders approved a cap on non-employee director pay as part of the approval of the Lightning 2021 Equity Incentive Plan. The cap imposes a limit on the awards that may be granted to any non-employee director in a single calendar year in the amount of $1,000,000 in total value, or $2,000,000 in the calendar year in which any non-employee director is initially elected to the Board. Our current compensation program for non-employee directors is well within these limits.
Stock Ownership Requirements. To reinforce our ownership philosophy, non-employee directors are required to own shares of Lightning common stock equal to at least five times the annual cash retainer. Shares of common stock or restricted stock units held either directly by the non-employee director (or immediate family members), in a trust for the benefit of immediate family members, or owned by a partnership limited liability company or other entity where the director or immediate family member has the power to vote or dispose of count towards satisfying the requirement.
Clawback Provision. The terms of our 2021 equity incentive plan, permit the Company to cancel a non-employee director’s outstanding equity awards if we determine that the non-employee director has committed any violation that would constitute cause.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits all directors (including non-employee directors) from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential changes in the value of Lightning common stock, unless approved by the Board. In addition, directors may not hold Lightning securities in a margin account or pledge Lightning stock or stock options as collateral for a loan.
Limited Trading Windows. Our directors (including non-employee directors) can only transact in Lightning securities during approved trading windows after satisfying mandatory clearance requirements.
Director Compensation Table
The table below shows the amounts earned by any person who served as a non-employee director during 2022.

	Fees Earned Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Bruce Coventry	$49,895	$121,041	$170,936
Robert Fenwick-Smith	86,250	121,041	207,291
Kenneth Jack	48,750	121,041	169,791
Thaddeus Senko	63,750	121,041	184,791
Diana Tremblay	78,020	121,041	199,061
Wanda Jackson-Davis	686	160,802	161,488
(1)The amounts in this column represent the aggregate grant-date fair value of restricted stock unit awards, computed in accordance with the FASB’s ASC Topic 718. See Note 11 to the Consolidated Financial Statements in our annual report on Form 10-K for a discussion of the assumptions made in determining the grant date fair value of these awards.
(2)The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested restricted stock units held as of December 31, 2022 by each non-employee director.

	Options Outstanding	RSUs Outstanding
Bruce Coventry	—	37,383
Robert Fenwick-Smith	235,148	37,383
Kenneth Jack	—	32,834
Thaddeus Senko	—	37,383
Diana Tremblay	—	37,383
Wanda Jackson-Davis	—	94,619

EXECUTIVE OFFICERS
Executive Officers’ Biographies and Qualifications

Timothy Reeser
Chief Executive Officer and President
For Mr. Reeser’s biography, please refer to the section entitled “Director Biographies and Qualifications.”

David Agatston
Chief Financial Officer
David Agatston age 58, has served as our Chief Financial Officer since October 3, 2022. Prior to joining the Company, Mr. Agatston served as Senior Vice President of Finance and as a Divisional Chief Financial Officer for the Zayo Group, a leading provider of light-speed data transmission infrastructure serving wireless and wireline carriers, media, finance, healthcare, and other large enterprises, from June 2018 to March 2020. Prior to that, Mr. Agatston served for approximately 11 years as a Vice President of Intelsat, a leading provider and operator of satellite communication services, including as a Divisional Chief Financial Officer. During his time at Intelsat, Mr. Agatston served in a wide range of financial oversight capacities, including financial planning and analysis. Most recently, from April 2020 to the present, Mr. Agatston has provided outsourced financial services as an independent consultant. Mr. Agatston holds an MBA from the Darden School of Business Administration at the University of Virginia and a Bachelor of Sciences, Electrical and Biomedical Engineering from Duke University.

Kash Sethi
Chief Revenue Officer
Mr. Sethi, age 39, has served as our Chief Revenue Officer since February 2021. Prior to that, he served as Vice President of Sales from October 2019 to January 2021 and Director of Sales from February 2017 to October 2019 at Motiv Power Systems, an EV technology provider for commercial vehicles. From October 2015 to February 2017, Mr. Sethi served as National Sales Manager and Head of Sales USA at Siemens Energy’s medium and high voltage electric substation equipment division. Mr. Sethi has earned an MBA from Queen’s University and a B.S. in Electrical Engineering from the University of Windsor.
Executive Compensation
As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Named Executive Officers
In 2022, our “named executive officers,” or NEOs, and their positions were as follows:

•Tim Reeser, Chief Executive Officer;
•David Agatston, Chief Financial Officer since October 3, 2022;
•Kash Sethi, Chief Revenue Officer; and
•Teresa Covington, Chief Financial Officer until October 2, 2022.

Summary Executive Compensation Table
The following table contains information about the compensation earned by each of our NEOs during the years ended December 31, 2022 and 2021.
On May 6, 2021, GigCapital3, Inc. consummated the merger pursuant to a business combination agreement, dated December 10, 2020, by and among a wholly-owned merger subsidiary of GigCapital3, Inc., incorporated in the State of Delaware, and Lightning Systems, Inc., a Delaware corporation. Following the business combination, GigCapital3 Inc. changed its name to Lightning eMotors, Inc. In connection with the business combination, stock options to purchase shares of Lightning Systems common stock were converted into stock options for shares of Lightning eMotors common stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the business combination, after giving effect to a conversion ratio of approximately 0.9406. The share numbers presented in the tables and narrative summaries included in this “Executive Compensation” section are presented on an as-converted basis.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Stock Options ($) (1)	All Other Compensation ($) (2)	Total ($)
Tim Reeser	2022	$500,000	$—	$1,212,872	$1,213,543	$16,981	$2,943,396
Chief Executive Officer	2021	390,385	300,000	1,250,001	1,310,807	11,635	3,262,828
David Agatston	2022	80,769	—	390,122	—	2,995	473,886
Chief Financial Officer	2021	—	—	—	—	—	—
Kash Sethi	2022	320,000	—	679,211		6,990	1,006,201
Chief Revenue Officer	2021	230,000	120,000	400,003	220,080	84	970,167
Teresa Covington	2022	269,231	70,000	679,211	—	11,743	1,030,185
former Chief Financial Officer (3)	2021	343,269	120,000	600,001	440,159	10,864	1,514,293
(1)The amounts in this column represent the aggregate grant-date fair value of options and other stock-based awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 11 to the Consolidated Financial Statements for a discussion of the assumptions made in determining the grant-date fair value of these awards.
(2)All other compensation for 2022 consists of (i) 401(k) employer-matching contributions of $15,769 for Mr. Reeser $2,692 for Mr. Agatston, $5,358 for Mr. Sethi and $10,769 for Ms. Covington, (ii) company-paid excess disability insurance premiums and (iii) company-paid life insurance premiums. All other compensation for 2021 consists of (i) 401(k) employer-matching contributions of $11,600 for Mr. Reeser, and $10,756 for Ms. Covington, (ii) company-paid excess disability insurance premiums and (iii) company-paid life insurance premiums.
(3)Ms. Covington served as our Chief Financial Officer until her retirement on October 2, 2022.
Narrative Disclosure to Summary Compensation Table
For 2022, the compensation program for our NEOs consisted of base salary and incentive compensation delivered in the form of annual bonuses and equity awards.
We strive to provide compensation to our NEOs that is:
•linked to stockholder value creation and long-term stock ownership,
•reflective of the overall performance of the Company, and
•considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.
Our Compensation Committee reinforces our philosophy of a “pay for performance culture” by making the majority of our named executive officers’ 2021 and 2022 pay contingent on the achievement of specified goals under our annual bonus program and/or linked to our stock price performance through time-based equity awards. In 2022 and 2021, 82% and 78%, respectively, of our Chief Executive Officer’s total compensation was variable, and on average over 70% and 74%, respectively, of our other named executive officer’s total compensation was variable. For the purposes of these calculations, variable compensation consists of the annual bonus and the grant date fair value of annual equity grants made in the respective year, as reported in the Summary Compensation Table.

Key Factors in Determining Executive Compensation
Role of the Compensation Committee: The Compensation Committee is responsible for establishing and reviewing general policies and plans relating to compensation and benefits of our employees and for our overall compensation philosophy. The Compensation Committee reviews, approves, and determines, or makes recommendations to our Board regarding, the compensation of our management team, including our CEO and other NEOs, and non-employee directors. This includes evaluating the performance, or assisting in the evaluation of the performance, of our management team, including our CEO and other NEOs, and periodically reviewing and discussing with our Board the corporate succession and development plans for our executive officers and certain key employees. The Compensation Committee is also responsible for evaluating the performance of the independent compensation consultant, reviewing, approving, and administering our incentive compensation plans, and reviewing, administering and recommending to our Board changes to our equity compensation plans.
Role of Management: Our CEO reviews the amount and structure of pay components for members of our management team other than himself (salary, bonus, and long-term incentives), identifies key targets and objectives, and negotiates the material terms of the sign-on pay packages and employment agreements for new members of our management team and separation agreements for departing executives, considers market data presented by our compensation advisors and internal corporate data to determine executive officer pay recommendations for the Compensation Committee, and evaluates the performance of our management team, including our NEOs, and reviews their performance with the Compensation Committee.
Our people, finance, and legal teams support the Compensation Committee by providing data on market pay practices, internal labor force considerations, as well as internal employee sentiment and engagement, support our CEO with information on corporate and individual performance for NEOs and provide recommendations on other compensation matters, and present information and provide clarity on market data, but refrain from participating in discussions or final decisions on their own pay quantum and structure.
Role of our Compensation Advisor: The Compensation Committee engaged FW Cook as its independent compensation advisor. FW Cook attends meetings at request of the Compensation Committee, meets with the Compensation Committee in executive session without management, and communicates with the Compensation Committee regarding emerging issues and other matters. They review and provide advice relating to:
•overall compensation philosophy and alignment with our business strategy;
•annual and long-term incentive plans, including the degree to which incentive plans support business strategies and balance risk-taking with potential reward;
•peer group pay and performance comparisons;
•competitiveness of NEOs’ compensation;
•changes to NEOs’ compensation levels;
•design of other compensation and benefits programs, including severance and change in control arrangements; and
•preparation of public filings related to executive compensation.
FW Cook does not provide any services to us other than the aforementioned services provided to the Compensation Committee. The Compensation Committee assessed the independence of FW Cook and concluded that there are no conflicts of interest regarding the work that FW Cook performs for the Compensation Committee.
Compensation and Risk
Our Compensation Committee, with assistance from FW Cook and with input from members of management, annually reviews our compensation programs, policies and practices to determine whether they encourage risk-taking that would have a material adverse effect on the Company. As part of this review, the Company evaluated the primary components of its compensation plans to identify whether those components properly balanced compensation opportunities and risk. Our Compensation Committee considered various factors, including the following:
•The Company’s pay philosophy provides an effective balance of cash and equity award mix, short- and long-term performance periods, financial and non-financial performance, formulas and discretion.
•We maintain an appropriate mix of short- and long-term goals and incentives.
•The Compensation Committee has discretion to make positive and negative adjustments to payouts under the Company’s compensation plans.
•Policies are in place to manage or mitigate risk, such as vesting periods on equity awards, insider trading prohibitions that restrict hedging and pledging, and independent Compensation Committee oversight.
•Our design and oversight principles also apply to our broad-based employee compensation plans.

Based on this review, both for our executive officers, including our NEOs, and all other employees, the Company and our Compensation Committee concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Elements of Executive Compensation
Base Salary. Base salaries for 2022 remained unchanged from 2021. Base salary was set at a level that was intended to be commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.
Equity Awards. We grant new hire awards to all of our employees, including our NEOs, to align the incentives of our NEOs with the interests of our stockholders and serve to motivate and retain the individual NEO. On October 5, 2022, in connection with his appointment, we granted a new hire award to Mr. Agatston of 47,394 restricted stock units vesting annually over three years, subject to his continued employment.
Annual Bonus. We incentivize performance of our employees, including our NEOs, through an annual performance-based cash incentive with a target opportunity expressed as a percentage of annual base salary and payment based on the Compensation Committee’s assessment of Company and individual targets.
2021 Short-Term Incentive Plan
For 2021, we adopted an annual bonus incentive program for our employees, including our NEOs. Bonuses payable to the NEOs were subject to achievement of certain Company revenue and profitability metrics. Under the 2021 annual bonus program, the target bonus amount for Mr. Reeser was 80% of his base salary, and the target bonus amount for each of Ms. Covington and Mr. Sethi was 40% of their respective base salaries. In the event of over-achievement, each such NEO was eligible to earn 150% of his or her target bonus. No amounts were earned by our NEOs under the 2021 annual bonus program. On June 16, 2021, the Board also approved the payment in cash of special transaction bonuses in recognition of the closing of the Business Combination, in the amount of $300,000 for Mr. Reeser and $500,000 for Ms. Covington.
2022 Short-Term Incentive Plan
In March 2022, the Compensation Committee adopted the 2022 Short-Term Incentive Plan, which sets forth the administrative terms and conditions for the annual cash bonus incentive program for 2022 for our employees, including our named executive officers. Bonuses payable to our named executive officers are subject to the achievement of certain Company performance metrics for 2022, as may be determined by our Compensation Committee in its discretion based on the Company’s 2022 annual operating plan. Under the 2022 Short-Term Incentive Plan, participants are granted an annual bonus award based on a percentage of base salary. The bonus award generally pays out 50% for threshold performance, 100% for target performance and 150% for stretch performance, as determined by our Compensation Committee. In general, a participant must be actively employed on the date annual bonuses are paid in order to earn and be paid an annual bonus, except in the case of retirement, in which case the participant may be eligible to receive a pro rata annual bonus payment. No bonus was earned by our NEOs under the 2022 Short-Term Incentive Plan.
2023 Short-term Incentive Plan
On January 19, 2023, the Compensation Committee adopted the 2023 Short-Term Incentive Plan, which sets forth the administrative terms and conditions for the annual cash bonus incentive program for 2023 for our employees, including our executive officers. Bonuses payable to our named executive officers are subject to the achievement of certain Company performance metrics for 2023, as may be determined by our Compensation Committee in its discretion based on the Company’s 2023 annual operating plan. The 2023 Short-Term Incentive Plan provides for two six-month performance periods of January 1 through June 30 and July 1 through December 31, 2023. Payouts under the 2023 Short-Term Incentive Plan will be measured based on four equally weighted performance metrics: the Company’s achievement with respect to revenue, product gross margin, vehicle uptime, and individual performance. Under the 2023 Short-Term Incentive Plan, our named executive officers receive an annual target award expressed as a percentage of such executive’s base salary. Specifically, for the President & Chief Executive Officer, the Chief Financial Officer, and the Chief Revenue Officer, the full-year target bonus opportunities under the 2023 Short-Term Incentive Plan will be 80%, 40%, and 40% of their 2023 base salaries, respectively, in accordance with their respective employment agreements. Threshold, target and stretch performance goals will correspond to potential payouts of 50%, 100% and 150% (the maximum achievable) of the target levels, respectively. The two six-month performance periods will be equally weighted, such that each performance period will determine the named executive officer’s entitlement to half of the potential bonus opportunity. After the end of each performance period, the Compensation Committee will determine if any bonuses were earned and any such earned bonuses will be paid as soon as reasonably practicable after conclusion of each performance period. In general, a participant must be actively employed on the date annual bonuses are paid in order to earn and be paid an annual bonus, except in the case of retirement, in which case the participant may be eligible to receive a pro rata annual bonus payment.
Long-Term Incentive Compensation. Our equity award program is the primary vehicle for offering long-term incentives to our employees, including our NEOs. Our equity-based incentives have historically been granted to our NEOs in the form of stock options or restricted stock units with time-based vesting. Equity awards granted to our NEOs generally vest over three or four years, subject to their continued service. We believe that equity awards align the interests of our NEOs with our stockholders, provide our NEOs with incentives linked to long-term performance, and foster an ownership mentality. In addition, the long-term vesting features of our equity awards support our belief in management longevity because they create retentive hold.
2021 Equity Awards
On February 24, 2021, we granted Ms. Covington and Mr. Sethi 121,760 and 60,880 options, respectively, that generally vest annually over a four-year period, subject to continued employment. On July 13, 2021, the Board approved an award of 178,827 restricted stock units and options to purchase 447,067 shares of our common stock to Mr. Reeser. The restricted stock units will vest over four years, with 25% vesting on each of May 6, 2022, May 6, 2023, May 6, 2024 and May 6, 2025. The options, which have an exercise price of $6.99 per share, will also vest over four years, with 25% vesting on each of May 6, 2022, May 6, 2023, May 6, 2024 and May 6, 2025. On July 13, 2021, the Board also approved an award of 85,837 restricted stock units to Ms. Covington and 57,225 restricted stock units to Mr. Sethi, with such awards to vest over three years, with one-third vesting on May 20, 2022 and the remaining two-thirds vesting in eight quarterly installments thereafter, beginning on August 20, 2022 and ending on May 20, 2024.
2022 Equity Awards
On June 3, 2022, the Board approved one-time award of 309,406 restricted stock units and stock options to purchase up to 520,834 shares of our common stock to Mr. Reeser. The restricted stock units vest over four years, a quarter each on June 5, 2023, June 5, 2024, June 5, 2025, and June 5, 2026, subject to continued employment. The options have an exercise price of $3.92 per share and vest over four years, with 25% vesting on each of June 3, 2023, June 3, 2024, June 3, 2025, and June 3, 2026, subject to continued employment. On June 3, 2022, the Board also approved a one-time award of 173,268 restricted stock units to each of Ms. Covington and Mr. Sethi. The restricted stock units vest over three years, with one-third vesting on each of June 5, 2023, June 5, 2024, and June 5, 2025, subject to continued employment. On October 5, 2022, in connection with his appointment, we granted Mr. Agatston 212,687 restricted stock units vesting annually over three years, subject to continued employment.
Other Compensation. For 2022 and 2021, our NEOs were eligible to participate in health and welfare benefits on the same basis as employees generally. We also paid the premiums for excess disability insurance for our NEOs. These benefits are designed to attract and retain a skilled workforce in a competitive marketplace. These benefits also help ensure that we have a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package but did not materially impact decisions regarding other elements of executive officer compensation.
All of our U.S. employees, including our NEOs, are eligible to participate in the Company’s safe harbor 401(k) savings plan and are eligible to receive matching contributions from the Company of one hundred percent (100%) of the first three percent (3%) and fifty percent (50%) of the next two percent (2%) of compensation contributed to the plan by the employee. The Company’s cash contributions are fully vested upon the date of match. The Company made matching cash contributions of $808,000 and $353,000 for the years ended December 31, 2022 and 2021, respectively.
We do not provide employees, including our NEOs, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and non-qualified defined contribution plans.

Outstanding Equity Awards
The following table provides information about the outstanding equity awards held by our NEOs as of December 31, 2022.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Timothy Reeser	12/31/2019	593,413	188,119	(2)	$0.05	12/31/2029
	8/24/2020	173,421	61,727	(3)	$0.58	8/24/2030
	7/13/2021						134,120	(4)	$49,222
	7/13/2021	111,766	335,301	(5)	$6.99	7/13/2031
	6/3/2022	—	520,834	(6)	$3.92	6/3/2032
	6/3/2022						309,406	(7)	$113,552
David Agatston	10/5/2022						260,081	(8)	$95,450

Kash Sethi	2/24/2021	40,586	20,294	(9)	$6.57	2/24/2031
	7/13/2021						28,612	(10)	$10,501
	6/3/2022						173,268	(11)	$63,589
(1)The market value of RSUs that have not vested was determined by multiplying the closing price of our common stock on the NYSE for December 30, 2022 ($0.367), by the number of units shown.
(2)Grant of 846,532 stock options, 658,413 of which have vested as of December 31, 2022, and 65,000 of those vested were exercised in 2022. The remainder of 188,118 options vest on October 1, 2023, subject to continued employment.
(3)Grant of 235,149 stock options, 173,421 of which have vested as of December 31, 2022. The remainder vesting quarterly in tranches of 8,818 options each on February 24, 2023, May 24, 2023, August 24, 2023, November 24, 2023, February 24, 2024, May 24, 2024 and August 24, 2024, subject to continued employment.
(4)Grant of 178,827 restricted stock units, 44,707 of which have vested as of December 31, 2022 and were net settled for 25,098 shares of common stock. The remainder vesting annually over three years on May 6, 2023, May 6, 2024 and May 6, 2025, subject to continued employment.
(5)Grant of 447,067 stock options, 111,766 of which have vested as of December 31, 2022. The remainder vesting annually over three years on May 6, 2023, May 6, 2024, and May 6, 2024, subject to continued employment.
(6)Grant of 520,834 stock options vesting annually over four years, with one-fourth vesting on each of June 3, 2023, June 3, 2024, June 3, 2025, and June 3, 2026, subject to continued employment.
(7)Grant of 309,406 restricted stock units vesting annually over four years, with one-fourth vesting on each of June 5, 2023, June 5, 2024, June 5, 2025, and June 5, 2026, subject to continued employment.
(8)Grant of 309,406 restricted stock units vesting annually over four years, with on-fourth vesting on each of June 5, 2023, June 5, 2024, June 5, 2025, and June 5, 2026, subject to continued employment.
(9)Grant of 57,225 restricted stock units, 28,613 units of which have vested as of December 31, 2022 and were net settled for 16,514 shares of common stock. The remainder vesting in tranches of 4,769 shares each on February 20, 2023, May 20, 2023, August 20, 2023, November 20, 2023, February 20, 2024 and May 20, 2024, subject to continued employment.
(10)Grant of 260,081 restricted stock units vesting annually over three years, with one third vesting on each of October 5, 2023, October 5, 2024, and October 2025, subject to continued employment.
(11)Grant of 173,268 restricted stock units vesting annually over three years, with one-third vesting on each of June 5, 2023, June 5, 2024, and June 5, 2025, subject to continued employment.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, that, among others, provide for severance payments and benefits in the event of such named executive officer’s qualifying termination (the “Employment Agreements”).

Timothy Reeser. Pursuant to his Employment Agreement, Mr. Reeser receives an annual base salary of $500,000. He is also entitled to an annual cash performance bonus of 80% of his annual base salary, based on his achievement of performance objectives established by the Board. Further, Mr. Reeser is eligible for the grant of stock options or other equity awards as may be determined by the Board or the Compensation Committee. Mr. Reeser is also eligible to participate in the Company’s employee and executive benefit plans available to the Company’s executive officers as described elsewhere in this proxy statement.
The Employment Agreement with Mr. Reeser provides that upon a termination of his employment by us without “cause” or by Mr. Reeser for “good reason” (each as defined therein) outside of the twelve (12) month period immediately following a change in control, Mr. Reeser will receive the following severance payments, subject to his execution and non-revocation of a general release of claims in favor of us: (i) the continuation of his then-current base salary for twelve (12) months; (ii) a lump sum payment equal to his target annual bonus for the year of termination; (iii) a pro-rata portion of his annual bonus based on actual performance for the year of termination, payable at the time annual bonuses are paid to our other executives; and (iv) the reimbursement of his COBRA premiums for twelve (12) months. Upon a termination of his employment by us without “cause” or by Mr. Reeser for “good reason” within the twelve (12) month period immediately following a change in control, in lieu of the foregoing, Mr. Reeser will receive the following severance payments, subject to his execution and non-revocation of a general release of claims in favor of us: (i) a lump-sum payment equal to twenty-four (24) months of his then-current base salary; (ii) a lump-sum payment equal to two times his then-current annual bonus, payable at 100% of target; (iii) the reimbursement of his COBRA premiums for twenty-four (24) months; and (iv) the acceleration of each of his then-unvested equity awards. In the event of Mr. Reeser’s termination due to his disability, he would be entitled to receive a pro-rated annual bonus for the year of termination.
David Agatston. In connection with Mr. Agatston’s appointment, and pursuant to the terms of his offer letter dated September 8, 2022, Mr. Agatston receives an initial annual base salary of $350,000. Mr. Agatston will be eligible to earn an annual cash bonus (commencing with a pro-rated bonus for 2022 from the Effective Date), with an annual incentive target of 40% of his base salary, based upon achievement of performance goals established by the Board. Mr. Agatston received a one-time, new hire equity grant with a value of $100,000, or 260,081 restricted stock units vesting annually over three years. In addition, subject to approval by the Board of Directors, Mr. Agatston will be eligible to participate in the Company’s equity incentive plan with an annual target equity incentive of $600,000, (with the 2022 grant to be pro-rated based on the Effective Date). Mr. Agatston is also eligible to participate in the Company’s employee and executive benefit plans available to the Company’s executive officers as described elsewhere in this proxy statement.
Kash Sethi. Mr. Sethi began as Chief Revenue Officer on February 8, 2021. We entered into a new Employment Agreement with Mr. Sethi on October 1, 2022. Pursuant to his Employment Agreement, Mr. Sethi receives an annual base salary of $320,000. He is also entitled to an annual cash performance bonus of 40% of his annual base salary, based on his achievement of performance objectives established by the Board. Further, Mr. Sethi is eligible to participate in the Company’s equity incentive plan. Mr. Sethi is also eligible to participate in the Company’s employee and executive benefit plans available to the Company’s executive officers as described elsewhere in this proxy statement.
The Employment Agreements with each of Mr. Agatston and Mr. Sethi provide that upon a termination of the executive’s employment by us without “cause” (as defined therein), the executive will receive the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims in favor of us: (i) an amount equal to nine (9) months of the executive’s then-current base salary; (ii) a pro-rata portion of the executive’s target bonus for the year of termination based on his performance; and (iii) the reimbursement of the employer portion of the executive’s COBRA premiums for nine (9) months. Pursuant to the terms of the Employment Agreement, if the executive’s employment is terminated without cause or for “good reason” within twelve months of a “change in control,” the executive will receive the following severance payments and benefits: (i) an amount equal to 18 months of the executive’s then-current base salary; (ii) an amount equal to 100% of the annual cash bonus target; (iii) if the executive elects to continue his healthcare coverage through the Company using COBRA, reimbursement of the employer portion of his COBRA premiums for 18 months; and (iv) each of the executive’s outstanding and unvested equity awards will vest in full. In addition, provided that if the termination occurs within three (3) months preceding a change in control or twelve (12) months following a change in control, all of the executive’s equity awards will vest in full. In each case, all of such executive’s vested stock options will remain exercisable for six (6) months following the date of termination of service (or if earlier, the expiration of the options’ original term). In addition to the severance payments and benefits described above, if the executive’s employment is terminated due to his death or disability, then the executive will be still entitled to receive a pro-rata portion of his target bonus for the year of termination based on his performance.

PROPOSAL 2 - RATIFICATION OF SELECTION OF GRANT THORNTON LLP
The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Grant Thornton or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.
Required Vote and Voting Recommendation
The affirmative vote of the majority of votes represented by shares present in person or represented by proxy and entitled to vote thereon at the Annual Meeting is required to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2022 be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.
Mr. Thaddeus Senko (Chair)        Mr. Kenneth P. Jack            Ms. Diana Tremblay
Change in Auditor
On May 11, 2021, the Audit Committee of our Board of Directors approved the appointment of Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Prior to that, BPM LLP served as the independent registered public accounting firm of GigCapital3. Grant Thornton served as the independent registered public accounting firm of Lightning Systems prior to the Business Combination. Since Lightning Systems was considered the “accounting acquiror” in the Business Combination, BPM was informed on May 11, 2021 that it would be replaced by Grant Thornton as the Company’s independent registered public accounting firm following its completion of the Company’s review of the quarter ended March 31, 2021, which consisted only of the accounts of the pre-Business Combination special purpose acquisition company, GigCapital3. BPM’s services to the Company concluded on May 17, 2021 upon the filing with the SEC of the Form 10-Q for the quarter ended March 31, 2021.
The report of BPM on GigCapital3’s balance sheet as of December 31, 2020 and the statements of operations and comprehensive loss, stockholders’ equity and cash flows for the period from February 3, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern.

During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between the Company and BPM on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM, would have caused BPM to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such periods.
During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through May 17, 2021 the date BPM’s services were concluded, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of GigCapital3 or the Company, and no written report or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
Principal Accountant Fees and Services
Grant Thornton LLP has served as our independent registered public accounting firm since May 11, 2021. The following is a summary of fees paid to Grant Thornton LLP for audit, audit-related, tax and other services provided during the year ended December 31, 2022 and fees paid to Grant Thornton LLP and BPM LLP, our independent registered public accounting firm through May 17, 2021, for audit, audit-related, tax and other services for the year ended December 31, 2021:

	Year ended December 31,
	2022	2021
Audit fees (1)	$574,216	$1,114,642
Audit related fees	—	—
Tax fees	—	—
Other fees	—	—
Total	$574,216	$1,114,642
(1) For the year ended December 31, 2021, the Company paid $1,065,963 to Grant Thornton LLP and $48,679 to BPM LLP.
For purposes of the preceding table, the professional fees are classified as follows:
Audit fees: Audit fees of Grant Thornton LLP comprise fees for services rendered for the audit of our consolidated financial statements for the years ended December 31, 2022 and 2021, and the review of quarterly financial statements and services performed in connection with registration statements, including comfort letters and consents. Audit fees of BPM LLP for 2021 comprise services rendered in connection with our initial public offering and regulatory filings and for the review of our quarterly financial statements for the quarter ended March 31, 2021.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Grant Thornton LLP. The policies generally pre-approve specified services in the defined categories of other audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s specific approval of services provided necessary to perform the annual audit engagement, quarterly reviews of interim financial information, and auditor’s attestation on the operating effectiveness of internal controls under Section 404(b) of Sarbanes-Oxley, including any changes in the scope of these services. The authority to pre-approve any proposed engagement of Grant Thornton LLP may be delegated to the Chair or another member of the Audit Committee, but the decision must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee has determined that the rendering of services other than audit services by Grant Thornton LLP is compatible with maintaining the registered public accounting firm’s independence.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity incentive plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	6,526,286	$2.28	12,522,150
Equity compensation plans not approved by security holders	—	—	—
Total	6,526,286		12,522,150
(1)The weighted average exercise price is calculated based solely on outstanding stock options.
(2)Includes the 2019 equity incentive plan and the 2021 Plan, which replaced the 2019 Plan, although awards granted under the 2019 Plan remain outstanding and continue to be subject to its terms. Our 2021 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the lesser of (i) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (ii) such other amount as may be determined by our Board. On January 1, 2022, the number of shares available for issuance under our 2021 Plan increased by 3,753,132 shares, pursuant to this provision.
Lightning eMotors, Inc. 2021 Equity Incentive Plan
Under the 2021 Plan, which became effective upon the closing of the business combination and is a successor to our 2019 Plan, we use equity-based awards to reward long-term performance of our employees, including our named executive officers. We believe that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of our named executive officers with the interests of our stockholders and serve to motivate and retain the individual named executive officers.
The 2021 Plan allows us to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the Board or Compensation Committee. The 2021 Plan allows us to utilize a broad array of equity and cash incentives in order to secure and retain the services of its employees, directors, consultants and advisors and to provide long-term incentives that align the financial interests of our employees, consultants and directors with the financial interests of our stockholders.
Our 2021 Plan provides that on the first day of each fiscal year, the number of shares available for issuance thereunder is automatically increased by a number equal to the lesser of (i) five percent (5.0%) of the aggregate number of shares of common stock outstanding on December 31st of the preceding fiscal year, or (ii) such other amount as may be determined by our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following tables set forth information regarding the beneficial ownership of shares of our common stock as of March 17, 2023 by (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; (iii) each person or group, to the knowledge of the Company, who owns beneficially more than 5% of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 17, 2023. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options currently exercisable or exercisable within 60 days of March 17, 2023 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock or warrants beneficially owned by them. Our calculation of the percentage of beneficial ownership is based on 113,048,444 shares of our common stock outstanding at March 17, 2023.
Stockholders Known by Us to Own 5% or More of our Common Stock

Name and address of beneficial owner	Shares owned	Approximate %
BP Technology Ventures Inc. / BP Lubricants USA Inc. (1)	22,925,496	20.3%
501 Westlake Park Blvd., Houston, TX 77079

Rosella Holdings Ltd. (2)	7,571,903	6.7%
Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernsey, GYI 2JA

(1)	We relied in part on a Schedule 13D filed with the SEC on May 6, 2021. The shares are held by BP Ventures Inc., an investment holding vehicle incorporated in Guernsey. BP Technology Ventures Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C.

(2)	We relied in part on a Schedule 13G/A filed with the SEC on November 21, 2022. The shares are held by Rosella Holdings Limited, an investment holding vehicle incorporated in Guernsey. The shareholders and members of the board of directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts, each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures.

Officers and Directors

		Amount of beneficial ownership
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire (2)	Total Number	Percent of Shares Beneficially Owned
Timothy Reeser	Chief Executive Officer, President, and Director	1,361,219 (3)	933,891	2,295,110	2.0%
David Agatston	Chief Financial Officer	—	—	—	*
Kash Sethi	Chief Revenue Officer	19,338	40,586	59,924	*
Robert Fenwick-Smith	Chairman of the Board	615,379	190,884	806,263	*
Bruce Coventry	Director	40,180	8,645	48,825	*
Thaddeus Senko	Director	40,180	8,645	48,825	*
Diana Tremblay	Director	40,180	8,645	48,825	*
Kenneth Jack	Director	29,071	8,645	37,716	*
Wanda Jackson-Davis	Director	25,164	12,582	37,746	*
All directors and executive officers as a group (9 Persons)		2,170,711	1,212,523	3,383,234	3.0%
* Indicates less than 1%

(1)	The address of each beneficial owner listed is c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80537.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise of options, or vesting of restricted stock units within 60 days of March 17, 2023, sole voting and investment power. This does not include restricted stock units or options that vest more than 60 days after March 17, 2023. Restricted stock units are awards granted by the Company and payable, subject to vesting requirements, in shares of the Company’s common stock.

(3)	Includes 49,318 shares of common stock held by Mr. Reeser’s spouse.

Change in Control
We are not aware of any arrangement that might result in a change in control in the future. We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in the Company’s control.
Delinquent Section 16(A) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all reporting requirements for the fiscal year ended December 31, 2022 were complied with by the officers, directors and security holders required to file such reports, except for one Form 4 for one transaction filed late by Mr. Sethi by 91 days due to an error with his Edgar codes that was not discovered until November 22, 2022.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Our Amended and Restated Bylaws contain procedures governing how stockholders may submit proposals or director nominations to be considered at our annual meetings. The SEC has also adopted regulations (Exchange Act Rule 14a-8) that govern the inclusion of stockholder proposals in our annual proxy materials. The information below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2024 annual meeting. Stockholders should also carefully review our Amended and Restated Bylaws and Exchange Act Rule 14a-8, which contain additional requirements about advance notice of stockholder proposals and director nominations.
If a stockholder intends to present a proposal at the 2024 annual meeting of stockholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 of the Securities Exchange Act of 1934, then the stockholder must ensure that we receive the proposal by November 30, 2023. However, if the date of our annual meeting has changed by more than 30 days from the anniversary of the previous year’s meeting, we will announce a new deadline in our public filings with the SEC.
A stockholder who otherwise intends to present business at the 2024 annual meeting, must comply with the requirements set forth in our Amended and Restated Bylaws. To be timely, the stockholder’s notice must be received by our corporate secretary not later than February 12, 2024 nor earlier than January 13, 2024.
To submit director nominations to be considered at the meeting, you must provide specified information in writing to our corporate secretary no earlier than January 13, 2024, and no later than February 12, 2024, provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.
Our Amended and Restated Bylaws specify the information that must be included in the proposal or nomination. Proposals and director nominations must be submitted by mail to: Corporate Secretary, Lightning eMotors, 815 14th Street SW, Suite A100, Loveland, CO 80537.
HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 223-0740).
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 223-0740).
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By order of the Board of Directors
Timothy Reeser
Chief Executive Officer
Loveland, Colorado
March 29, 2023

Our 2022 Annual Report on Form 10-K is available without charge to stockholders on the “Investors” section of our corporate website. Additionally, stockholders of record as March 17, 2023 and beneficial owners of our common stock on that date may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock as of March 17, 2023.

Thank You for being a Stockholder of

2023 Proxy Statement	2022 Annual Report	NYSE listing	Company website

Appendix A

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

Lightning eMotors Inc.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2023.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2.

1. Election of Class III directors to serve until the 2026 annual meeting of stockholders or until their respective successors have been duly elected and qualified. — FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT ☐

Nominees:
01) Diana Tremblay
02) Thaddeus Senko

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominees on the line below.

____

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

CONTROL NUMBER

Signature__________________ **Signature, if held jointly**__________________ **Date**__________, **2023**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the 2023 Annual Meeting of Stockholders

The Proxy Statement is available at: https://www.cstproxy.com/lightningemotors/am2023

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Lightning eMotors Inc.

The undersigned appoints Timothy Reeser and Steve Mason, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Lightning eMotors, Inc. held of record by the undersigned at the close of business on March 17, 2023 at the 2023 Annual Meeting of Stockholders of Lightning eMotors, Inc. to be held on May 12, 2023 at 9 am MDT, or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1, AND PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE 2023 ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)